Exhibit 99.1

INTRABIOTICS ANNOUNCES RECEIPT OF NASDAQ LETTER

Lafayette, California, July 6, 2005 — IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI) today announced that it has received a letter from the staff of The Nasdaq Stock Market (the “Staff”) advising it that the Company may be deemed to be a “public shell,” which raises public interest concerns as set forth in Marketplace Rules 4300 and 4330(a)(3). The letter stated that the Staff will review the Company’s eligibility for continued listing on The Nasdaq Stock Market. The letter requested that the Company provide certain information to the Staff, including a description of its current operations and its plan for future operations and compliance with continued listing requirements not later than July 15, 2005.

Marketplace Rules 4300 and 4330(a)(3) provide Nasdaq with discretionary authority to apply more stringent criteria for continued listing and to terminate the inclusion of particular securities based on any event, condition or circumstance which occurs that makes continued listing inadvisable or unwarranted, even though the securities meet all enumerated criteria for continued inclusion in Nasdaq.

The Company intends to provide the requested information to the Staff by the due date. Although the Staff has not yet determined to delist the Company’s securities, if the Staff is not satisfied with the Company’s response, it may seek to implement a delisting proceeding. In such an event the Company would be afforded the opportunity for a hearing before a Nasdaq Listing Qualifications Panel (the “Panel”). Following the Company’s request for a hearing, its securities would remain listed pending the issuance of the Panel’s written determination. If the delisting process is commenced, the Company intends to use all reasonable efforts to pursue the hearing process.

As previously disclosed, the Company issued warrants to purchase shares of its common stock in connection with its Series A convertible preferred stock offering on May 1, 2003 which provide that if the Company’s common stock is delisted from The Nasdaq National Market, the purchase price for the stock upon exercise of the warrants will be reduced by 50% without any concomitant increase in the number of shares of common stock for which the warrants are then exercisable. As of June 30, 2005 the Company had 789,171 such warrants outstanding with an exercise price of $2.066 per share. As of June 30, 2005 the Company had approximately 11.1 million common equivalent shares outstanding assuming the net exercise of in-the-money warrants and options to acquire common stock.

Contact:	Denis Hickey
IntraBiotics Pharmaceuticals, Inc.
(925) 906 5331

Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding possible changes in the status of the listing of the Company’s securities on Nasdaq. As such, they are subject to the occurrence of many events outside of the Company’s control and are subject to various risk factors that could cause actual results to differ materially from those expressed in any forward-looking statement. A discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to its most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q as filed with the SEC. All forward looking statements contained in this release are based upon information available to the Company as of the date of this release. The Company disclaims any intent or obligation to update these forward-looking statements.